Exhibit 99.6

Unaudited Pro Forma Combined Financial Statements of Cree, Inc.

On August 17, 2011, Cree, Inc. (“the Company”) entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”), with all of the shareholders of Ruud Lighting, Inc. (“Ruud Lighting”). Pursuant to the terms of the Stock Purchase Agreement, the Company acquired all of the outstanding share capital of Ruud Lighting in exchange for consideration consisting of 6,074,833 shares of the Company’s common stock, par value $0.00125 per share, and $372.2 million in cash, subject to certain post-closing working capital and related adjustments. Prior to the Company completing its acquisition of Ruud Lighting, Ruud Lighting completed the re-acquisition of its e-conolight business by purchasing all of the membership interests of E-conolight LLC (“E-conolight”). Ruud Lighting previously sold its e-conolight business in March 2010 and had been providing operational services to E-conolight since that date. In connection with the stock purchase transaction with Ruud Lighting, the Company funded Ruud Lighting’s re-acquisition of E-conolight and paid off Ruud Lighting’s outstanding debt in the aggregate amount of $85.0 million. As a result of the purchase, Ruud Lighting is now a wholly-owned subsidiary of the Company.

The acquisitions of Ruud Lighting and E-conolight (collectively the “Acquisition”) have been accounted for as business combinations (in accordance with ASC 805 Business Combinations) and, as such, the Ruud Lighting and E-conolight assets acquired and liabilities assumed have been recorded at their respective fair values. The determination of fair value for the identifiable tangible and intangible assets acquired and liabilities assumed requires extensive use of estimates and judgments. Significant estimates and assumptions include, but are not limited to estimating future cash flows and determining the appropriate discount rate. The Company believes that the information underlying its estimates and judgments provides a reasonable basis for estimating fair values but is waiting for certain additional information necessary to finalize those amounts, which includes certain post-closing working capital and related adjustments, certain vendor related pre-acquisition contingencies, a certain insurance reimbursement, potential uncertain tax positions related to foreign subsidiaries and certain litigation that existed at the Acquisition date.  The estimated fair values of the assets acquired and liabilities assumed on the Acquisition date included in the Unaudited Pro Forma Combined Financial Statements (the "Statements") are provisional. Thus, the provisional measurements of fair value reflected are subject to change.

As used herein, the terms “the Company,” “we,” and “our” refer to Cree, Inc., and, where applicable, its consolidated subsidiaries. As prescribed by Securities and Exchange Commission guidelines, the Statements are based on the historical financial statements of the Company, Ruud Lighting and E-conolight after giving effect to the Acquisition, and the assumptions, reclassifications and adjustments described in the accompanying notes to the Statements (the “Notes”).

The historical financial information has been adjusted in the Statements to give effect to pro forma events that are, based upon available information and certain assumptions: (i) directly attributable to the Acquisition, (ii) factually supportable and reasonable under the circumstances, and (iii) with respect to the Unaudited Pro Forma Combined Statement of Operations, expected to have a continuing impact on the combined results.

For ease of reference, the Statements are based on the Company's fiscal year end. The Company’s fiscal year is a 52 or 53-week period ending on the last Sunday in the month of June.  Ruud Lighting’s most recent fiscal year ended on October 30, 2010.  E-conolight’s most recent fiscal period ended on December 26, 2010.  The Unaudited Pro Forma Combined Balance Sheet as of June 26, 2011 is presented as if the Acquisition had occurred on June 26, 2011.  The Company’s audited consolidated statement of income for the fiscal year ended June 26, 2011 has been combined with the Ruud Lighting and E-conolight unaudited consolidated statement of operations information for the twelve months ended June 26, 2011. The Unaudited Pro Forma Combined Statement of Operations for the year ended June 26, 2011, is presented as if the Acquisition had occurred on June 28, 2010 with recurring Acquisition-related adjustments reflected in the fiscal year presented.

The pro forma adjustments reflecting the consummation of the Acquisition are based upon the acquisition method of accounting in accordance with U.S. generally accepted accounting principles and upon the assumptions set forth in the Notes to the Statements. The Statements have been prepared based on available information, using estimates and assumptions that our management believes are reasonable. These estimates and assumptions affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates and assumptions are preliminary and have been made solely for purposes of developing the Statements. The Unaudited Pro Forma Combined Balance Sheet has been adjusted to reflect the allocation of the purchase price to identifiable net assets acquired and of the excess purchase price to goodwill.

The Unaudited Pro Forma Combined Statement of Operations is prepared for illustrative purposes only, does not purport to represent the actual results of operations that would have occurred if the Acquisition had taken place on the dates specified and is not necessarily indicative of the results of operations that may be achieved in the future. The Statements do not reflect any operating efficiencies, associated cost savings or additional costs that we may achieve with respect to the combined companies.

The assumptions used and adjustments made in preparing the Statements are described in the Notes, which should be read in conjunction with the Statements. The Statements and related Notes should be read in conjunction with the Audited Consolidated Financial Statements and related Notes included in our Annual Report on Form 10-K for the year ended June 26, 2011 as well as the audited consolidated financial statements of Ruud Lighting as of and for the year ended October 30, 2010 (Exhibit 99.2 to this Form 8-K/A), the audited financial statements of E-conolight as of and for the period ended December 26, 2010 (Exhibit 99.3 to this Form 8-K/A), the unaudited financial statements of Ruud Lighting as of June 26, 2011 and for the eight months ended June 26, 2011 and June 27, 2010 (Exhibit 99.4 to this Form 8-K/A), and the unaudited financial statements of E-conolight as of June  26, 2011 and for the six months ended June 26, 2011 and the period from inception (March 29, 2010) to June 27, 2010 (Exhibit 99.5 to this Form 8-K/A).

CREE, INC.
UNAUDITED PRO FORMA COMBINED BALANCE SHEET
AS OF JUNE 26, 2011
(In thousands)

	Historical
		Ruud		Pro Forma		Pro Forma
	Cree	Lighting	E-conolight	Adjustments	Note 4	Combined
ASSETS
Current assets:
Cash and cash equivalents	$390,598	$1,013	$271	$(457,226)	(a)	$174,656
				240,000	(b)
Short-term investments	695,199	-	-	(240,000)	(b)	455,199
Accounts receivable, net	118,469	26,893	25	(972)	(c)	144,415
Related-party notes receivable	-	4,573	-	(4,573)	(d)	-
Income tax receivable	6,796	1,543	-	-		8,339
Inventories	176,482	31,403	6,955	823	(e)	215,663
Deferred income taxes	17,857	-	-	-		17,857
Prepaid expenses and other current assets	51,494	2,073	152	-		53,719
Total current assets	1,456,895	67,498	7,403	(461,948)		1,069,848

Property and equipment, net	555,929	29,207	974	15,765	(f)	601,875
Intangible assets, net	102,860	2,990	5,049	280,881	(g)	391,780
Goodwill	326,178	-	13,911	276,188	(h)	616,277
Other assets	4,860	968	307	(348)	(i)	5,787
Total assets	$2,446,722	$100,663	$27,644	$110,538		$2,685,567

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable, trade	$76,593	$16,496	$2,154	$(972)	(c)	$94,271
Accrued salaries and wages	18,491	1,111	-	-		19,602
Current debt and notes payable	-	25,753	-	(25,753)	(j)	-
Related-party notes payable	-	3,120	-	(3,120)	(d)	-
Income taxes payable	15,493	124	-	-		15,617
Other current liabilities	29,739	6,321	1,938	(575)	(j)	40,492
				3,069	(k)
Total current liabilities	140,316	52,925	4,092	(27,351)		169,982
Long-term liabilities:
Long-term debt	-	8,373	15,600	(23,973)	(j)	-
Deferred income taxes	21,902	-	-	-		21,902
Other long-term liabilities	22,940	1,268	4,216	(60)	(l)	24,148
				(4,216)	(m)
Total long-term liabilities	44,842	9,641	19,816	(28,249)		46,050
Shareholders’ equity:
Common Stock	136	2	-	(2)	(n)	144
				8	(o)
Additional paid-in-capital	1,593,530	5,998	-	(5,998)	(n)	1,804,562
				211,032	(o)
Members' Equity	-	-	5,238	(5,238)	(n)	-
Accumulated other comprehensive income, net of taxes	13,091	964	-	(964)	(n)	13,091
Retained earnings	654,807	31,133	(1,502)	(29,631)	(n)	651,738
				(3,069)	(k)
Total shareholders’ equity	2,261,564	38,097	3,736	166,138		2,469,535
Total liabilities and shareholders’ equity	$2,446,722	$100,663	$27,644	$110,538		$2,685,567

The accompanying Notes are an integral part of the Unaudited Pro Forma Combined Financial Statements.

CREE, INC.
UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED JUNE 26, 2011
(In thousands, except per share data)

	Historical
		Ruud		Pro Forma		Pro Forma
	Cree	Lighting	E-conolight	Adjustments	Note 4	Combined
Revenue, net	$987,615	$180,083	$42,472	$(25,405)	(p)	$1,184,765

Cost of revenue, net	551,842	126,813	34,853	(25,405)	(p)	691,265
				2,541	(q)
				525	(r)
				96	(s)

Gross profit	435,773	53,270	7,619	(3,162)		493,500

Operating expenses:
Research and development	115,035	6,573	-	195	(r)	121,898
				95	(s)
Sales, general and administrative	139,304	38,850	5,371	649	(r)	184,158
				723	(s)
				(739)	(t)
Amortization of acquisition related intangibles	10,776	-	-	19,951	(u)	30,727
Loss on disposal or impairment of long-lived assets	1,952	-	-	-		1,952
Total operating expenses	267,067	45,423	5,371	20,874		338,735

Operating income	168,706	7,847	2,248	(24,036)		154,765

Non-operating income:
Interest income/(expense), net	8,528	(1,636)	(2,474)	4,247	(v)	5,042
				(3,623)	(w)
Other non-operating income/(expense)	993	664	(964)	964	(x)	1,657

Income/(loss) from continuing operations
before income taxes	178,227	6,875	(1,190)	(22,448)		161,464

Income tax expense	31,727	1,473	13	(6,517)	(y)	26,696
Net income/(loss)	$146,500	$5,402	$(1,203)	$(15,931)		$134,768

Earnings per share:
Basic	$1.35					$1.18
Diluted	$1.33					$1.16

Shares used in per share calculation:
Basic	108,522					114,597
Diluted	110,035					116,110

The accompanying Notes are an integral part of the Unaudited Pro Forma Combined Financial Statements.

Note 1-Description of Transaction

On August 17, 2011, Cree, Inc. (“the Company”) entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”), with all of the shareholders of Ruud Lighting, Inc. (“Ruud Lighting”). Pursuant to the terms of the Stock Purchase Agreement, the Company acquired all of the outstanding share capital of Ruud Lighting in exchange for consideration consisting of 6,074,833 shares of the Company’s common stock, par value $0.00125 per share, and $372.2 million in cash, subject to certain post-closing working capital and related adjustments. Prior to the Company completing its acquisition of Ruud Lighting, Ruud Lighting completed the re-acquisition of its e-conolight business by purchasing all of the membership interests of E-conolight LLC (“E-conolight”). Ruud Lighting previously sold its e-conolight business in March 2010 and had been providing operational services to E-conolight since that date. In connection with the stock purchase transaction with Ruud Lighting, the Company funded Ruud Lighting’s re-acquisition of E-conolight and paid off Ruud Lighting’s outstanding debt in the aggregate amount of $85.0 million. As a result of the purchase, Ruud Lighting is now a wholly-owned subsidiary of the Company.

Note 2-Basis of Pro Forma Presentation

The Unaudited Pro Forma Combined Financial Statements were prepared using the acquisition method of accounting and were based on the historical financial statements of the Company, Ruud Lighting and E-conolight as of June 26, 2011 and for the year then ended.

The Company’s fiscal year is a 52 or 53-week period ending on the last Sunday in the month of June.  Ruud Lighting’s most recent fiscal year ended on October 30, 2010.  E-conolight’s most recent fiscal period ended December 26, 2010.  The Unaudited Pro Forma Combined Balance Sheet as of June 26, 2011 is presented as if the acquisitions of Ruud Lighting and E-conolight (collectively, the “Acquisition”) had occurred on June 26, 2011. The Company's audited consolidated statement of income for the fiscal year ended June 26, 2011 has been combined with the Ruud Lighting and E-conolight unaudited consolidated statement of operations information for the twelve months ended June 26, 2011. The Unaudited Pro Forma Combined Statement of Operations for the year ended June 26, 2011, is presented as if the Acquisition had occurred on June 28, 2010. The Unaudited Pro Forma Combined Financial Statements were prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”).

The Acquisition has been accounted for as a business combination (in accordance with ASC 805 Business Combinations).  The acquisition method of accounting under U.S. GAAP requires, among other things, that most assets acquired and liabilities assumed be recognized at their fair values at the acquisition date.  Fair value is defined under U.S. GAAP as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.”  Market participants are assumed to be buyers and sellers in the principal (or most advantageous) market for the asset or liability.   Fair value measurements can be highly subjective and it is possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.  Accordingly, the assets acquired and liabilities assumed were recorded at their respective fair values and added to those of the Company.

Acquisition-related transaction costs (e.g., advisory, legal, valuation, and other professional fees) are not included as a component of consideration transferred but are accounted for as expenses in the periods in which the costs are incurred.  The Unaudited Pro Forma Combined Statement of Operations does not reflect acquisition-related transaction costs incurred by the Company and Ruud Lighting. Additionally, the Unaudited Pro Forma Combined Statement of Operations does not reflect the effects of any anticipated cost savings and any related non-recurring costs to achieve those cost savings. The Unaudited Pro Forma Combined Statements of Operations do not purport to represent our actual results of operations that would have occurred if the acquisitions had taken place on the dates specified, nor are they necessarily indicative of the results of operations that may be achieved in the future.

Note 3-Assets Acquired and Liabilities Assumed

The acquisition-date fair value of the consideration transferred was $668.2 million and consisted of the following items (in thousands):

Cash paid for equity in Ruud Lighting	$372,235
Fair value of common stock issued by the Company	211,040	(1)
Cash paid to fund Ruud Lighting's acquisition of E-conolight and pay-off outstanding debt
attributable to Ruud Lighting and E-conolight	84,991
Total Purchase Price	$668,266

(1)	Represents 6,074,833 shares of the Company’s common stock at $34.74 per share, the closing share price on August 17, 2011.

Assuming an acquisition date of June 26, 2011, the purchase price of Ruud Lighting and E-conolight would have been allocated to the following assets and liabilities (in thousands):

As of
June 26, 2011
Tangible assets:
Cash and cash equivalents	$1,284
Accounts receivable	25,946
Inventories	39,181
Other assets	4,695
Property and equipment	45,946
Total tangible assets	$117,052

Intangible assets:
Developed Technology	$96,300
Customer relationships	84,820
Trade names	82,950
In process research & development	15,050
Non-compete agreements	9,800
Goodwill	290,099
Total intangible assets:	$579,019

Liabilities Assumed
Accounts Payable	$17,678
Accrued expenses and liabilities	10,127
Total Liabilities Assumed	$27,805
Net Assets Acquired	$668,266

The above estimated fair values of assets acquired and liabilities assumed are provisional and are based on the information that was available to estimate the fair value of assets acquired and liabilities assumed. On a pro forma basis, assuming the acquisition closed on June 26, 2011, the pro forma purchase price allocation is preliminary and may not reflect the actual allocation once the actual purchase allocation is finalized.  The purchase price is subject to certain post-closing working capital and related adjustments, certain vendor related pre-acquisition contingencies, a certain insurance reimbursement, potential uncertain tax positions related to foreign subsidiaries and certain litigation that existed at the closing date. Thus, the provisional measurements of fair value reflected are subject to change.

The acquired definite-lived intangible assets are being amortized over their estimated useful lives in proportion to the economic benefits consumed, which, for purposes of this presentation, are approximated by using the straight-line method.

Note 4-Pro Forma Adjustments

a.	The reduction in cash and cash equivalents reflects the following paid items associated with the Acquisition (in thousands):

Amount

The estimated cash purchase price of Ruud Lighting	$(372,235)
Funding of Ruud Lighting's re-acquisition of E-conolight and the repayment of outstanding debt
attributable to Ruud Lighting and E-conolight	(84,991)
Total Net Change	$(457,226)

b.	To reflect the liquidation of marketable securities and transfer of proceeds to cash and cash equivalents to fund the cash portion of the Acquisition.
c.	To eliminate inter-company payables and receivables as of June 26, 2011 between the Company, Ruud Lighting and E-conolight.
d.	To eliminate notes receivable from and payable to shareholders of Ruud Lighting as of June 26, 2011 that were settled in full in connection with the Acquisition.
e.
Reflects an increase of approximately $1.5 million to record acquired finished goods inventory valued at its estimated selling price less the sum of costs of disposal and a reasonable profit allowance for our selling effort, and with respect to work-in-process inventory, estimated costs to complete. Raw material inventory has been valued at current replacement cost resulting in a write down of approximately $0.7 million. As the Company sells the acquired inventory, its cost of revenue will reflect the increased valuation of the inventory, which will reduce gross margins until such inventory is sold.

f.
Reflects an adjustment to increase property and equipment of Ruud Lighting and E-conolight to its fair value and includes approximately $9 million, primarily related to Ruud Lighting’s purchase of an aircraft and other equipment that we acquired in connection with the Acquisition. For purposes of depreciation of the acquired property and equipment, we have assumed useful lives ranging from 2 to 22 years.

The estimated fair value and the estimated remaining useful lives of each class of asset are summarized on the table below (in thousands):

	Valuation	Depreciation Period (in years)
Personal Property	$29,896	2	to	19
Building & improvement	14,100	10	to	22
Land	1,950		n/a
Total Property & Equipment	$45,946

g.
For the purpose of preparing the unaudited pro forma combined financial information, the total purchase price is allocated to Ruud Lighting and E-conolight net tangible and intangible assets acquired and liabilities assumed based on their estimated values. The valuation of the intangible assets acquired and related amortization periods are as follows (in thousands):

	Valuation		Amortization Period (in years)

Developed Technology	$96,300		7	to	10
Customer relationships	84,820		7	to	20
Trade names (Indefinite-lived)	81,520			-
Trade names (Definite-lived)	1,430			3
In process research & development	15,050	(1)	6	to	7
Non-compete agreements	9,800			5

Total Identifiable Intangible Assets	$288,920

(1)
Initially, in-process research and development (“IPR&D”) is classified as indefinite-lived assets until completion or abandonment.  Therefore, amortization of IPR&D does not begin until the technological and market risk(s) no longer exist.  During the interim, IPR&D intangibles are subject to annual testing for impairment or when there are indicators of impairment.

Amortization related to the value of definite-lived intangible assets is reflected as pro forma adjustments to the Unaudited Pro Forma Combined Statements of Operations.

The fair value of the developed technology, IPR&D and customer relationship assets were estimated using an income approach. Under this method, an intangible asset’s fair value is equal to the present value of the incremental after-tax cash flows (excess earnings) attributable solely to the intangible asset over its remaining useful life. To calculate fair value, the Company used cash flows discounted at rates considered appropriate given the inherent risks associated with each type of asset. The Company believes that the level and timing of cash flows appropriately reflect market participant assumptions. The fair value of the Ruud Lighting and e-conolight trade names were estimated using an income approach, specifically known as the relief from royalty method. The relief from royalty method is based on a hypothetical royalty stream that would be paid if the Company did not own the Ruud Lighting “BetaLED” brand and had to license the Ruud Lighting and e-conolight trade names. Thus, we derived the hypothetical royalty income from the projected revenues of Ruud Lighting and e-conolight products. Cash flows were assumed to extend through the remaining economic useful life of each class of intangible asset.

h.
Represents the net adjustment to goodwill resulting from the acquisitions of Ruud Lighting and E-conolight.  Goodwill largely consists of geographic expansion of product sales, manufacturing and other synergies of the combined companies and the value of the assembled workforce.  Also reflected in this adjustment is approximately $2.7 million which relates to the total difference between the net assets acquired on August 17, 2011 as compared to the pro forma net assets as of June 26, 2011.  This purchase price allocation is preliminary and subject to change.

i.	Reflects an adjustment to other assets to fully amortize deferred financing cost of approximately $0.3 million upon the repayment of outstanding debt (See Note 4j).
j.
Reflects the repayment of $50.3 million of outstanding debt attributable to Ruud Lighting and E-conolight, comprised of principal of $49.7 million and associated accrued interest payable of $0.6 million.

k.
To record Acquisition-related transaction costs of approximately $3.1 million not previously reflected in the historical statements. The Company incurred total Acquisition-related transaction costs of approximately $3.6 million, of which approximately $0.5 million was accrued as of June 26, 2011.

l.	Reflects a fair value adjustment to reduce Ruud Lighting’s extended warranty obligations.
m.
To eliminate the contingent consideration liability of approximately $4.2 million associated with the sale of certain Ruud Lighting assets to E-conolight in March 2010.  The contingent consideration liability represents the present value of anticipated future payments that would have been due to Ruud Lighting if the re-acquisition of E-conolight had not occurred.  The contingent liability was not acquired by the Company in connection with the Acquisition.

n.	Reflects the elimination of Ruud Lighting’s and E-conolight’s stockholders’ equity and members’ equity, respectively, as well as retained earnings and cumulative translation adjustment.
o.
To record the fair value of the 6,074,833 shares of the Company’s common stock transferred as part of the consideration paid for the Acquisition.  The fair value of the Company’s common stock was determined using the closing price of $34.74 per share on the acquisition date and totaled approximately $211.0 million.

p.
To eliminate revenue and related cost of revenue on items sold by the Company to Ruud Lighting and sold by Ruud Lighting to E-conolight totaling approximately $25.4 million during the year ended June 26, 2011.

q.	Adjustments to Cost of revenue, net, pertaining to inventory include the following (in thousands):

Amount

To reflect the recognition of the inventory step-up resulting from the revaluation of Ruud
Lighting's and E-conolight's inventory upon acquisition, assuming full sell through
(Note 4e)	$823
To eliminate profit in ending inventory as of June 26, 2011	1,718
Total Net Change	$2,541

r.	Adjustments to record additional depreciation based on the step-up in value of property and equipment (See Note 4f) includes the following (in thousands):

Amount

Cost of revenue, net	$525
Research and development	195
Sales, general and administrative	649
Total Additional Depreciation	$1,369

s.
Record stock-based compensation expense related to employment agreements the Company entered into with Alan Ruud and Christopher Ruud as well as stock-based compensation expense associated with grants made for eligible Ruud Lighting and E-conolight employees.  The fair value of the stock option awards was determined using the Black-Scholes option-pricing model and the Company’s valuation assumptions as of the grant date. The income statement classification of total stock-based compensation expense is as follows (in thousands):

Amount

Cost of revenue, net	$96
Research and development	95
Sales, general and administrative	723
Total Stock-based Compensation Expense	$914

t.
To eliminate approximately $0.7 million of non-recurring Acquisition-related transaction costs associated with the Acquisition which had been expensed during the year ended June 26, 2011 by the Company and Ruud Lighting.

u.
To record additional amortization expense based on acquired definite-lived intangible assets. The determinations of the useful lives are based upon economic factors, and future expected cash flows (See Note 4g).

v.	To eliminate interest expense associated with the outstanding debt of Ruud Lighting and E-conolight that was repaid at the date of the Acquisition (See Note 4j).
w.	To reduce interest income associated with reduction of the Company’s cash and cash equivalents and marketable securities by approximately $457.2 million used in funding the Acquisition.
x.	To eliminate expense associated with the remeasurement of the contingent consideration liability during the year ended June 26, 2011 (See Note 4m).
y.	The Company has estimated an incremental tax rate reduction of approximately 1% in assessing the tax impact of the Acquisition The effective tax rate and tax accounts in the balance sheet of the combined company could be significantly different (either higher or lower) depending on post-acquisition activities, including tax planning opportunities, cash repatriation decisions and geographic mix of income.

Ruud Lighting historically elected S-corporation status under Section 1362 of the Internal Revenue Code.  Ruud Lighting Canada Corp. and Ruud Lighting Europe S.r.l., as foreign eligible entities with single owners, elected to be disregarded as separate taxable entities.  As a result of these elections, no federal income taxes were paid by Ruud Lighting in the United States.  Instead, the stockholders historically paid tax on their pro rata share of Ruud Lighting’s income.  Ruud Lighting is subject to tax in Canada and Italy based on the earnings of Ruud Lighting Canada Corp. and Ruud Lighting Europe S.r.l.  The Unaudited Pro Forma Combined Statement of Operations reflect estimated tax expenses based on the Company’s current determination of taxable income for federal, foreign and state, irrespective of the historical S-corporation election made by Ruud Lighting.

As a result of the Company’s U.S. tax election under Internal Revenue Code section 338(h) (10), the acquisition did not result in the recording of an opening net deferred tax position as the deferred tax asset resulting from excess tax deductible goodwill equally offsets the deferred tax liability resulting from excess book over tax basis in the underlying assets acquired.